Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

I understand that my employment with Aviv Asset Management, L.L.C. (the “Company”) terminated effective November 8, 2013 (the “Separation Date”). The Company has agreed that if I choose to sign this Separation Agreement and Release (“Release”), the Company will extend to me a special separation benefit, including:

(i) severance payments (less standard withholdings and deductions, as required by applicable law) in the gross amount of $162,500 (equal to six months of my base pay), payable in twelve equal installments in accordance with the Company’s normal payroll practices beginning with the payroll period on December 31, 2013;

(ii) additional severance payments (less standard withholdings and deductions, as required by applicable law) in the gross amount of $113,750 (equal to one half of your target annual incentive for 2013), payable in two equal installments on February 28, 2014 and May 30, 2014; and

(iii) extension of the period of time during which you can exercise your vested stock options under the Aviv REIT, Inc. 2010 Management Incentive Plan through April 19, 2014.

I understand that I am not entitled to such separation benefit unless I sign this Release after the Separation Date and do not revoke it, and return a signed copy of this Release to the Company within 21 days after I receive it. I understand and agree that I am not entitled to, and will not receive, any benefits under any other separation plan, program, agreement, arrangement or policy of the Company. I understand that, regardless of whether I sign this Release, the Company has paid or will pay me all my accrued but unpaid salary and any other accrued but unpaid amounts through my Separation Date to which I was entitled by law, including without limitation: (i) my accrued and unused vacation time as of the Separation Date; and (ii) any reasonable business expenses that I incurred in accordance with Company policy prior to my Separation Date that I submit to the Company for reimbursement no later than December 15, 2013. I agree that I have returned all Company property assigned to me or that otherwise is in my possession.

In consideration for the separation benefit set forth in this Release, I hereby release the Company and the other Released Parties (defined below) with respect to any and all claims, whether currently known or unknown, that I now have, have ever had, or may ever have against any of the Released Parties arising from or related to any agreement, act, omission, or thing occurring or existing at any time on or prior to the date on which I sign this Release, including without limitation all claims related to or arising out of my employment, or the termination of such employment, and all claims under the Age Discrimination in Employment Act of 1967, the Employee Retirement Income

Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, and any other federal, state or local statute, regulation, ordinance or common law doctrine, each as amended from time to time. I agree that I am not entitled to receive any further recovery of any kind from any of the Released Parties, and in the event of any future proceeding based on any matter released herein, none of the Released Parties will have any monetary or other obligation to me.

“Released Parties” includes the Company and each of its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, each of the foregoing entities’ past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, representatives, employees, and attorneys, and the predecessors, successors and assigns of each of the foregoing persons and entities. I represent and warrant that I have not filed any legal or administrative proceeding(s) against any of the Released Parties. I further represent and warrant that I have not had, and currently do not have, any federal, state or local discrimination, workers’ compensation, or other claims of any kind against any of the Released Parties.

In addition, the Company hereby releases me with respect to any and all claims that the Company should reasonably be expected to have knowledge of as of the Separation Date related to or arising out of my employment or the termination of my employment. For the avoidance of doubt, the Company also acknowledges and agrees that this Release shall not constitute my waiver of any rights to indemnification or other liability insurance coverage under applicable contracts covering the Company’s officers.

The Company and I (each, a “Party”) acknowledge and understand that nothing in this Release is intended to or shall be construed as an admission by the Party that it (or the Released Parties) violated any law, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to my employment, the Company or otherwise. Each Party further acknowledges and understands that any such such illegal or wrongful conduct is expressly denied. In addition, each Party acknowledges that it is sole owner of the claims it has released herein and that it has not directly or indirectly transferred or assigned any such claims to anyone else, and that each Party has the full right and power to execute the releases and agreements the Party has made in this Release.

I also acknowledge and agree that I have no present or future right to employment with any of the Released Parties and agree that I will not apply or seek consideration for employment or any other engagement with any of them, provided that nothing herein will prevent any of the Released Parties from making an offer to me or my accepting such an offer. I agree to refrain from all conduct, verbal or otherwise, that disparages or damages or could damage the reputation, goodwill or standing in the community of the Company or any of the other Released Parties.

This Release constitutes the entire agreement between the Company and me with regard to the matters described here and supersedes any and all prior and/or contemporaneous agreements and understandings between us (whether oral or written). This Release is governed by the laws of the State of Illinois. Any provision (or portion thereof) of this Release found unenforceable by a court shall be severed without affecting the remainder of such provision or any other provision of this Release.

This Release is intended to be excepted from the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted and construed in accordance with such intent.

I acknowledge and understand that: (i) this is the full and final release of all claims against the Released Parties through the date I sign this Release including those under the federal Age Discrimination in Employment Act; and (ii) I knowingly and voluntarily release all claims hereunder for valuable consideration in addition to anything of value to which I already am entitled; and (iii) I hereby am and have been advised of my right to have my counsel review this Release before signing it; and (iv) I have had a reasonable time period of 21 days to consider whether to execute this Release; and (v) I may, at my sole option, revoke this Release upon written notice to Aviv REIT, Inc., Attn: General Counsel, 303 West Madison Street, Suite 2400, Chicago, IL 60606 within 7 days after signing it. I understand that this Release will not be effective until this 7-day period has expired and will be null and void if I revoke it and I will not be entitled to any separation benefits under this Release or otherwise.

AVIV ASSET MANAGEMENT, L.L.C.

Signature:	/s/ Craig M. Bernfield
By:	Craig M. Bernfield
Its:	Chief Executive Officer

Date: December 6, 2013

JAMES H. LYMAN

Print Name:	James H. Lyman

Signature:	/s/ James H. Lyman

Date: December 6, 2013